Exhibit 99.2

Certain information with respect to the Company that has not previously been reported to the public

The inclusion of the information presented below should not be viewed as a determination that such information is material.

Sources and Uses of Funds

The following table summarizes the estimated sources and uses of proceeds in connection with the closing of the merger of Interline Brands, Inc., a Delaware corporation (“Interline Brands”, “we”, “our”, “us” and the “Company”) with Isabelle Acquisition Sub Inc., pursuant to which Isabelle Acquisition Sub Inc. will be merged with and into Interline Brands, with Interline Brands as the surviving entity (the “Merger”), our entering into a new senior secured asset-based revolving credit facility (the “New ABL Facility”), the issuance of new senior notes, and the consent solicitation with respect to the existing 7.00% Senior Subordinated Notes due 2018 (the “Existing Notes”) of Interline Brands, Inc., a New Jersey corporation (“Interline New Jersey”), which we collectively refer to as the “Transactions,” as if the Merger occurred on March 30, 2012, assuming expected borrowings under the New ABL Facility on the closing date of the Merger. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Transactions depending on several factors, including differences in the Company’s cash on hand at the closing of the Merger and our estimation of fees and expenses. You should read the following together with the information included under the heading “Unaudited Pro Forma Condensed Combined Financial Data,” included elsewhere in this exhibit.

($ in millions)
Sources of Funds	Amount	Uses of Funds	Amount
New ABL Facility(1)	$67.8	Purchase price(5)	$854.3
New notes	365.0	Assumed indebtedness(2)	300.0
Assumed indebtedness(2)	300.0	Estimated fees and expenses(6)	62.2
Equity and additional cash contributions(3)	409.3
Cash from balance sheet(4)	74.4

Total Sources	$1,216.5	Total Uses	$1,216.5

(1)	Concurrently with the closing of the Merger, Interline New Jersey will enter into the New ABL Facility with a syndicate of lenders to provide for maximum borrowings of up to $250.0 million from time to time, subject to a borrowing base formula. The New ABL Facility will mature in 2017. The table above assumes that approximately $67.8 million of the New ABL Facility will be drawn on the closing date of the Merger to fund a portion of the purchase price and the estimated fees and expenses associated with the Transactions. The amount drawn under the New ABL Facility to fund the Merger is subject to change as a result of, among other reasons, a decline in the amount of cash or cash equivalents on the balance sheet at the closing of the Merger from that on March 30, 2012, or from the amount expected to be on the balance sheet at the closing of the Merger, or the exercise of options. See “Description of New ABL Facility.” See also note (3) below.

(2)	Reflects $300.0 million in aggregate principal amount of the Existing Notes that will remain outstanding following the closing of the Merger. Excludes an estimated purchase price fair value adjustment to the Existing Notes of $16.5 million to be made in connection with the Merger. Excludes $1.2 million of capital leases and other debt (of which $0.6 million will continue to be classified as current) that will remain outstanding following the completion of the Merger.

(3)	Represents the estimated equity contribution to be made by GS Capital Partners VI Fund, L.P. and its related entities (“GS Capital Partners”), and P2 Capital Partners, LLC and its related entities (“P2 Capital Partners” and, together with GS Capital Partners, the “Sponsors”) and members of management of Interline Brands and additional cash to be used to fund the purchase price and related fees and expenses in connection with the Merger, in each case assuming (i) the Merger occurred on March 30, 2012 and (ii) expected borrowings under the New ABL Facility on the closing date of the Merger as reflected in the table above and note (1) thereto. Members of management of Interline Brands have either agreed to contribute or may choose to contribute to the equity of Isabelle Holding Company Inc. (“Parent”), on terms to be agreed upon. Any additional equity contribution by management will correspondingly reduce the equity contribution by the Sponsors. GS Capital Partners will own a majority of the equity interests of Interline Brands following the completion of the Merger and subsequent merger of Parent with and into Interline Brands. The actual equity to be contributed to fund the Merger at closing will be less than the amount reflected in the table above by the amount by which cash and cash equivalents exceed the amount on our balance sheet as of March 30, 2012, which excess cash will be used to fund a portion of the purchase price and related fees and expenses in connection with the Merger. Following the consummation of the Merger, we expect to have approximately $10.0 million of cash remaining on the balance sheet. The Sponsors may also elect to fund a portion of the contribution with additional borrowings under the New ABL Facility to the extent cash on hand at the closing of the Merger is less than expected. See note (1) above. As of June 29, 2012, our cash on hand is estimated to be approximately $95 million to $96 million.

(4)	As of March 30, 2012, we had an aggregate of $84.4 million in cash and cash equivalents, a portion of which will be used to pay certain fees and expenses related to the Transactions. We expect that any additional amount of cash on hand immediately prior to the closing of the Merger as compared to the amount as of March 30, 2012 will be used to fund a portion of the purchase price and related fees and expenses in connection with the Merger. See note (3) above. After giving effect to the consummation of the Merger, we expect to have approximately $10.0 million of cash remaining on the balance sheet. As of June 29, 2012, our cash on hand is estimated to be approximately $95 million to $96 million.

(5)	Holders of outstanding shares of common stock of Interline Brands will receive $25.50 in cash per share in connection with the Merger, without interest. The amounts reflected above are based upon 31,840,619 shares of common stock outstanding as of March 30, 2012, plus 3,115,963 outstanding options and 703,781 restricted stock units which will accelerate and fully vest in connection with the Merger. The foregoing includes shares of our common stock to be contributed to Parent by P2. As of June 18, 2012, Interline Brands had 31,930,637 shares outstanding plus 3,070,683 shares reserved for issuance pursuant to outstanding options and 718,436 of restricted stock unit awards.

(6)	Reflects our estimate of fees and expenses associated with the Transactions, including advisory fees, commitment fees, placement fees and other financing fees, professional fees, the consent premiums with respect to the Existing Notes and other closing costs.

NON-GAAP FINANCIAL INFORMATION

EBITDA, Adjusted EBITDA and Further Adjusted EBITDA

EBITDA is defined as net income for Interline Brands adjusted to:

•	exclude interest expense, net of interest income;

•	exclude provision for income taxes; and

•	exclude depreciation and amortization.

Adjusted EBITDA is defined as EBITDA adjusted to:

•	exclude share-based compensation, which is comprised of non-cash compensation expense arising from the grant of equity incentive awards;

•

exclude (gain) loss on extinguishment of debt, net, which is comprised of gains and losses associated with specific significant financing transactions such as repurchasing our 8 1/8% Senior Subordinated Notes due 2014 below par and repaying ahead of schedule our term loan under our previous credit facility;

•

exclude distribution center closings and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and head-count reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring;

•

exclude acquisition-related costs, which includes our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges and stay bonuses, offset by the fair market value adjustments to earn-outs; and

•	exclude non-income tax assessments, which are primarily comprised of assessments by various states resulting from sales tax audits related to prior periods.

Further Adjusted EBITDA is defined as Adjusted EBITDA further adjusted to:

•

exclude equity-related public company costs, which are comprised of certain board of director fees and travel expenses, filing, listing, transfer agent, equity administration, proxy services and annual meeting of stockholder fees and estimated expenses associated with investor relations such as consultants and travel that we believe we will not need to incur after the Merger; and

•

include the estimated Adjusted EBITDA impact of the acquisition of Pyramid II Janitorial Supplies and Equipment, Inc. as if we had acquired it on January 1, 2011, which is comprised of its estimated EBITDA for the twelve-month period ended May 31, 2012 plus first full-year annual run-rate synergies expected to be attained upon full integration.

We believe EBITDA, Adjusted EBITDA and Further Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. We continuously manage and monitor our capital structure, tax position and capital spending to ensure that they are appropriate. While adjusting for these items limits the usefulness of these non-GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA, Adjusted EBITDA and Further Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under U.S. GAAP such as net income.

Adjusted Cash Interest Expense

Adjusted Cash Interest Expense is defined as interest expense adjusted to:

•	include the cash interest in connection with the Transactions as if they had occurred on January 1, 2011;

•	exclude amortization of debt financing costs;

•	exclude amortization of premium or discount on fixed debt; and

•	exclude imputed non-cash interest expense.

We believe Adjusted Cash Interest Expense is a useful tool for investors to help assess our ability to service our indebtedness. Adjusted Cash Interest Expense is not a measure of what our actual interest expense under U.S. GAAP will be after the Transactions are consummated and should not be considered as an alternative to interest expense. Adjusted Cash Interest Expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness to be incurred in connection with the Transactions, which could vary materially from the assumed interest rates used to calculate Adjusted Cash Interest Expense.

The following table reconciles Adjusted EBITDA to net income:

	Fiscal Year Ended			Three Months Ended		Pro Forma Twelve Months Ended March 30, 2012
($ in thousands)	December 25, 2009	December 31, 2010	December 30, 2011	April 1, 2011	March 30, 2012
EBITDA
Net income	$26,088	$27,921	$37,674	$6,883	$7,465	$8,793
Interest expense, net	18,829	18,572	24,327	6,090	6,038	64,885
Income tax provision	17,073	18,829	23,837	4,530	4,867	6,393
Depreciation and amortization	19,174	20,612	23,739	5,752	6,308	30,929

EBITDA	81,164	85,934	109,577	23,255	24,678	111,000

EBITDA Adjustments
Share-based compensation	3,794	4,533	5,935	1,265	1,169	5,839
(Gain) Loss on extinguishment of debt, net	(1,257)	11,486	—	—	—	—
Distribution center closings and restructuring costs	4,612	4,676	1,354	377	84	1,061
Acquisition-related costs, net	673	465	292	175	25	142
Non-income tax assessments	—	947	1,210	225	225	1,210

Adjusted EBITDA	88,986	108,041	118,368	25,297	26,181	119,252

The as-adjusted numbers referred to above do not reflect the following items: (1) with respect to the fiscal year ended December 25, 2009, the exclusion of equity-related public company costs of $1.0 million, (2) with respect to the fiscal year ended December 31, 2010, the exclusion of equity-related public company costs of $1.0 million, (3) with respect to the fiscal year ended December 30, 2011, the exclusion of $1.0 million of equity-related public company costs and the inclusion of an estimated $0.8 million related to the impact of the acquisition of Pyramid II Janitorial Supplies and Equipment, Inc. (the “Pyramid Acquisition”) as if we had acquired it on January 1, 2011, (4) with respect to the three months ended April 1, 2011, the exclusion of $0.3 million of equity-related public company costs and the inclusion of an estimated $0.2 million related to the Pyramid Acquisition, (5) with respect to the three months ended March 30, 2012, the exclusion of $0.2 million of equity-related public company costs and the inclusion of an estimated $0.2 million related to the Pyramid Acquisition, and (6) with respect to the pro forma twelve months ended March 30, 2012, the exclusion of $0.9 million of equity-related public company costs and the inclusion of an estimated $0.8 million related to the Pyramid Acquisition.

Adjusted Cash Interest Expense of $62.3 million consists of reported U.S. GAAP interest expense of $24.3 million, less reported U.S. GAAP amortization of debt financing costs of $1.4 million, plus additional estimated cash interest expense assuming the Transactions occurred on January 1, 2011 of $39.3 million.

MERGER FUNDING

         It is expected that a portion of the cash funding needed to complete the Merger will be obtained through a distribution from Interline New Jersey to the Company from cash on hand and borrowings under the New ABL Facility. Any such distributions will be made in compliance with the restricted payments covenant contained in the indenture governing the Existing Notes (as defined herein). Interline Brands estimates that the amount available for distribution to complete the Merger under the relevant baskets in the restricted payments covenant that are specified in the Merger Agreement will total between $230.0 million and $240.0 million at the closing of the Merger. Following the distribution of cash from Interline New Jersey to the Company expected to be made at the closing of the Merger (assuming a closing at the end of our third fiscal quarter), Interline Brands estimates that approximately $75.0 million to $85.0 million of capacity for additional restricted payments will remain under such specified baskets. Any restricted payments made under the indenture governing the Existing Notes are subject to the satisfaction of the terms and conditions contained therein. As of March 30, 2012, Interline Brands was in compliance with those terms and conditions. The restricted payments basket availability reflected above is based on current management estimates and is subject to change depending on a variety of factors, including Interline Brands’ performance and its use of restricted payments baskets for other purposes. There can be no assurance that the amounts reflected above will be available for use at or after the closing of the Merger.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 30, 2012:

•	on an actual basis; and

•	on a pro forma basis, after giving effect to the Transactions.

You should read this table in conjunction with the information under “Sources and Uses of Funds,” “Unaudited Pro Forma Condensed Combined Financial Data,” and “Description of New ABL Facility ” and our consolidated financial statements and the notes thereto.

($ in millions)	As of March 30, 2012
	(unaudited)
	Actual	Pro Forma
Cash and cash equivalents	$84.4	$10.0	(1)

Debt:
Existing ABL Facility(2)(3)	$—	$—
New ABL Facility(3)	—	67.8	(4)
Existing Notes(3)	300.0	300.0	(5)
New Senior Notes	—	365.0	(6)
Other debt(7)	1.2	1.2

Total Debt	301.2	734.0

Total Equity	523.4	409.3	(8)

Total Capitalization	$824.6	$1,143.3

(1)	Pro forma cash and cash equivalents represents the amount of cash and cash equivalents we would have had on hand in the event that the Transactions closed on March 30, 2012. We intend to use our cash on hand in excess of $10.0 million to fund the Merger and to pay certain fees and expenses related to the Transactions. Any change in the amount of cash and cash equivalents on hand at the time of the closing of the Merger from the amount on March 30, 2012 will change the amount of equity contributed by the Sponsors at the closing of the Merger and the amount drawn under the New ABL Facility. See note (8) below.

(2)	As of March 30, 2012, approximately $7.5 million of capacity was used under the Existing ABL Facility for letters of credit. Concurrently with the closing of the Merger, Interline New Jersey intends to terminate the Existing ABL Facility.

(3)	Interline Brands, along with certain domestic subsidiaries, guarantee the Existing ABL Facility and the Existing Notes and will guarantee the New ABL Facility. Neither Interline New Jersey nor any of our other subsidiaries will guarantee the new senior notes, and as a result have no contractual obligations with respect thereto.

(4)

Concurrently with the closing of the Merger, Interline New Jersey will enter into the New ABL Facility with a syndicate of lenders to provide for maximum borrowings of up to $250.0 million from time to time, subject to a borrowing base formula. The New ABL Facility will mature in 2017. The table above assumes that approximately $67.8 million of the New ABL Facility would have been drawn in the event that the Transactions closed on March 30, 2012, which is the amount we expect to draw at the closing of the Merger. We estimate that we would have had remaining availability of up to an additional $174.7 million, net of $7.5 million in letters of credit, as of March 30, 2012, subject to compliance with the borrowing base requirements. The amount drawn under the New ABL Facility to fund the Merger is subject to change as a result of a decline in the amount of cash or cash equivalents on the balance sheet at closing of the Merger from that on March 30, 2012 or from the amount expected to be on the balance sheet at the closing of the Merger or the exercise of options. See “Description of New ABL Facility.”

(5)	Reflects $300.0 million in aggregate principal amount of the Existing Notes that will remain outstanding following the closing of the Merger. Excludes a pro forma estimated purchase price fair value adjustment to the Existing Notes of $16.5 million to be made in connection with the Merger.

(6)	Represents the aggregate principal amount of new senior notes. Interline New Jersey and its subsidiaries will not guarantee the new senior notes and as a result have no contractual obligations with respect thereto.

(7)	Includes $1.2 million of capital leases and other debt (of which $0.6 million will continue to be classified as current) that will remain outstanding following the completion of the Merger based on amounts on our balance sheet as of March 30, 2012.

(8)	Eliminates our historical equity and reflects our new equity structure, which is comprised of the approximate equity contribution to be made by the Sponsors and members of management of Interline Brands and additional cash to be used to fund the purchase price and related fees and expenses in connection with the Merger, in each case assuming (i) the Merger occurred on March 30, 2012 and (ii) expected borrowings under the New ABL Facility on the closing date of the Merger as reflected in the table above and note (4) thereto. Excludes $38.3 million in estimated transaction costs in connection with Merger. Members of management of Interline Brands have either agreed to contribute or may choose to contribute to the equity of Parent, on terms to be agreed upon. The actual equity to be contributed to fund the Merger at closing will be less than the amount reflected in the table above by the amount by which cash and cash equivalents exceed the amount shown in the table above under “Actual,” which excess cash will be used to fund a portion of the purchase price and related fees and expenses in connection with the Merger. The Sponsors may also elect to fund a portion of the contribution with additional borrowings under the New ABL Facility to the extent cash on hand at the closing of the Merger is less than expected. As of June 29, 2012, our cash on hand is estimated to be approximately $95 million to $96 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined statements of operations for the three months ended March 30, 2012, the fiscal year ended December 30, 2011, and the twelve month period ended March 30, 2012 give effect to the Transactions as if they occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 30, 2012 gives effect to the Transactions as if they occurred on March 30, 2012. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial data.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial statements are provided for illustrative purposes only and do not purport to represent the actual combined results of operations or combined financial position had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position for any future period or as of any future date. This information is being presented in advance of the consummation of the Merger and events may occur prior to the closing of the Merger which would result in changes to pro forma financial information. In particular, any changes in the cash balances between March 30, 2012 and closing of the Merger would have a material impact on the pro forma adjustments. The unaudited pro forma condensed combined financial data should be read in conjunction with our consolidated financial statements and related notes. Please see “Sources and Uses of Funds” for a table summarizing the estimated sources and uses of proceeds in connection with the Transactions assuming the Transactions occurred on March 30, 2012.

It is currently contemplated that the Merger will be accounted for as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations. In these pro forma financial statements, the purchase price has been allocated to the assets and liabilities acquired based on a preliminary valuation of the respective fair values of certain assets and liabilities and may change when the final valuation of certain intangible and other assets and acquired working capital is determined subsequent to the closing of the Merger. The primary areas of the purchase price allocation that have not yet been undertaken or finalized relate to goodwill and identifiable intangible assets such as customer relationships and brands. The actual purchase price adjustments upon the closing of the Merger will depend on a number of factors, many of which have not yet been determined. Therefore, the actual adjustments will differ from the pro forma adjustments described herein, and the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 30, 2012

(dollars in thousands)

	Interline Brands, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$84,397	$(74,397)	A	$10,000
Accounts receivable—trade (net of allowance for doubtful accounts of $5,740)	136,756			136,756
Inventories	227,885			227,885
Prepaid expenses and other current assets	41,771			41,771

Total current assets	490,809	(74,397)		416,412

Property, plant and equipment, net	56,403			56,403
Goodwill	344,478	167,513	E	511,991
Other intangibles assets, net	132,406	290,763	F	423,169
Other assets	9,390	21,473	C	30,863

Total assets	$1,033,486	$405,352		$1,438,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$96,933			$96,933
Accrued expenses and other current liabilities	47,060			47,060
Accrued interest	8,205			8,205
Current portion of capital leases	635			635

Total current liabilities	152,833			152,833

Long-term Liabilities:
Deferred income taxes	52,456	108,334	I	160,790
Long-term debt, net of current portion	300,000	449,290	C	749,290
Capital leases, net of current portion	578			578
Other liabilities	4,261			4,261

Total liabilities	510,128	557,624		1,067,752

Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 authorized; none outstanding as of March 30, 2012	—			—

Stockholders’ Equity:
Common stock (retired); $0.01 par value, 100,000,000 authorized; 33,877,337 issued and 31,840,619 outstanding as of March 30, 2012	339	(339)	G	—
Common stock (new); $0.01 par value		318	D	318
Additional paid-in capital	602,659	(602,659)	G	409,018
		409,018	D	—
Accumulated deficit	(51,685)	51,685	G	(38,250)
		(38,250)	B
Accumulated other comprehensive income	1,835	(1,835)	G	—
Treasury stock, at cost, 2,036,718 as of March 30, 2012	(29,790)	29,790	G	—

Total stockholders’ equity	523,358	(152,272)		371,086

Total liabilities and stockholders’ equity	$1,033,486	$405,352		$1,438,838

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 30, 2012

(dollars in thousands)

	Interline Brands, Inc.	Pro Forma Adjustments			Pro Forma Combined
Net sales	$313,582	$			$313,582
Cost of sales	197,971				197,971

Gross profit	115,611				115,611
Operating expenses:
Selling, general and administrative expenses	91,517				91,517
Depreciation and amortization	6,308		1,669	F	7,977

Total operating expenses	97,825		1,669		99,494

Operating income	17,786		(1,669)		16,117
Interest expense	(6,046)		(10,171)	H	(16,217)
Interest and other income	592				592

Income before taxes	12,332		(11,840)		492
Provision for income taxes	4,867		(4,660)	I	207

Net income	$7,465		$(7,180)		$285

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 30, 2011

(dollars in thousands)

	Interline Brands, Inc.	Pro Forma Adjustments			Pro Forma Combined
Net sales	$1,249,484	$			$1,249,484
Cost of sales	787,017				787,017

Gross profit	462,467				462,467
Operating expenses:
Selling, general and administrative expenses	354,754				354,754
Depreciation and amortization	23,739		6,624	F	30,363

Total operating expenses	378,493		6,624		385,117

Operating income	83,974		(6,624)		77,350
Interest expense	(24,355)		(40,562)	H	(64,917)
Interest and other income	1,892				1,892

Income before taxes	61,511		(47,186)		14,325
Provision for income taxes	23,837		(17,759)	I	6,078

Net income	$37,674		$(29,427)		$8,247

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTH PERIOD ENDED MARCH 30, 2012

(dollars in thousands)

	Interline Brands, Inc.	Pro Forma Adjustments			Pro Forma Combined
Net sales	$1,265,649	$			$1,265,649
Cost of sales	798,512				798,512

Gross profit	467,137				467,137
Operating expenses:
Selling, general and administrative expenses	358,184				358,184
Depreciation and amortization	24,295		6,634	F	30,929

Total operating expenses	382,479		6,634		389,113

Operating income	84,658		(6,634)		78,024
Interest expense	(24,305)		(40,610)	H	(64,915)
Interest and other income	2,077				2,077

Income before taxes	62,430		(47,425)		15,186
Provision for income taxes	24,174		(17,781)	I	6,393

Net income	$38,256		$(29,463)		$8,793

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on Interline Brands’ historical financial information. The unaudited pro forma condensed combined statements of operations for the three months ended March 30, 2012, the fiscal year ended December 30, 2011, and the twelve month period ended March 30, 2012 give effect to the Transactions as if they occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 30, 2012 gives effect to the Transactions as if they occurred on March 30, 2012.

Pro Forma Footnotes

A.	Reflects the net cash impact of pro forma adjustments B through E discussed below. It is anticipated that any cash on hand at the time of the Merger, other than approximately $10.0 million, will be used to fund the Merger.

B.	Reflects the payment of estimated transaction costs related to the Merger of $38.3 million. The impact of estimated transaction costs and associated tax benefits has not been reflected in the unaudited pro forma condensed combined statements of operations as these costs are expected to be nonrecurring in nature.

C.	Reflects the issuance of $365.0 million aggregate principal amount of the new senior notes, the estimated draw of $67.8 million from the New ABL Facility, and a fair value adjustment of $16.5 million related to the Existing Notes. This also reflects related financing costs of $24.0 million, to partially finance the Merger, and the elimination of historical financing costs of $2.6 million previously recorded.

D.	Reflects the estimated equity contributions from the Sponsors and management and additional cash to be used to fund the purchase price and related fees and expenses in connection with the Merger totaling $409.3 million based on Interline Brands’ March 30, 2012 balance sheet information. The final aggregate equity contribution is subject to change based on, in part, the amount of cash and cash equivalents on Interline Brands’ balance sheet at the closing of the Merger. See the footnotes to the “Capitalization” table and the “Sources and Uses” table. Due to the seasonality of its business, Interline Brands typically experiences peak working capital requirements during the first half of its fiscal year, which is liquidated during the second half of the fiscal year, generating cash flow. The actual equity to be contributed to fund the Merger at closing will be less than the amount reflected above by the amount by which cash and cash equivalents exceed the amount on our balance sheet as of March 30, 2012, which excess cash will be used to fund a portion of the purchase price and related fees and expenses in connection with the Merger.

E.	The Merger will be accounted for as an acquisition in accordance with ASC Section 805, Business Combinations. The pro forma adjustments reflect the preliminary purchase price allocation and recognition of goodwill based on management estimates. The estimates and assumptions are subject to change upon the finalization of the valuation studies subsequent to the closing of the Merger. The primary areas of the purchase price allocation that have not yet been undertaken or finalized relate to goodwill and identifiable intangible assets such as customer relationships and brands. For purposes of the preliminary purchase price allocation, the book value of Interline Brands’ tangible assets, including property, plant, and equipment and inventory, is assumed to approximate fair market value. The actual adjustments upon closing of the Merger will depend on a number of factors. The purchase price allocation and identified intangible assets may change upon our receipt of more detailed information and upon closing, and such changes may be significant. The following table sets forth the preliminary allocation as follows (in thousands):

Total value of equity interests	$811,935

Cash payment related to the settlement of fully vested
Interline stock-based awards	42,338

Total purchase price (including fair value of carry-over equity interests of $38,648)	$854,273

Estimated fair value of assets acquired and liabilities assumed:
Net working capital	(337,976)
Other assets	(63,266)
Intangibles	(423,169)
Long-term debt	316,500
Other long-term liabilities (including deferred income taxes)	165,629

Goodwill	$511,991

F.	Reflects fair value adjustments for identifiable intangible assets of $290.8 million, including indefinite-lived intangible assets. Using an estimated average remaining useful life of 20 years, the total amortization expense is $3.3 million, $13.2 million, and $13.2 million for the three months ended March 30, 2012, the year ended December 30, 2011, and the twelve month period ended March 30, 2012, respectively. The intangible assets are primarily comprised of trademarks, customer relationships and non-compete agreements. Adjustments are presented net of amortization previously recorded.

G.	Reflects the elimination of historical stockholders’ equity balances and our new equity structure, which is comprised of the approximate equity contribution to be made by the Sponsors and management.

H.	Represents adjustments to interest expense for the new debt incurred and the amendments to the Existing Notes in connection with the consent solicitation related thereto, calculated as follows (in thousands):

	Year Ended December 30, 2011	Three Months Ended March 30, 2012	Twelve Month Period Ended March 30, 2012
Interest on draw of $67.8 million from the New ABL Facility, additional interest with respect to the $300.0 million Existing Notes and interest on $365.0 million principal amount of new senior notes (i)	$39,334	$9,833	$39,334
Amortization of $24.0 million deferred financing costs from the New ABL Facility, amendment of the Existing Notes and issuance of the new senior notes offset by amortization of $16.5 million fair value adjustment of the Existing Notes	1,925	512	1,973

Total interest expense on the new debt	41,259	10,345	41,307
Less:
Historical deferred financing expense	(697)	(174)	(697)

Net pro forma adjustment interest expense	$40,562	$10,171	$40,610

Impact of a 1/8% increase in interest rate	$916	$229	$916
Impact of a 1/8% decrease in interest rate	$(916)	$(229)	$(916)

(i)	Adjustments with respect to interest expense reflect an estimated blended rate of approximately 8.2% with respect to the New ABL Facility, the Existing Notes and the new senior notes. The actual interest rates on the New ABL Facility and the new senior notes may vary from those used to compute this estimated blended rate.

I.	Reflects the tax impact of the pro forma adjustments based on a statutory rate of 37.25% and 39.5% for Interline Brands and Interline New Jersey, respectively.

INDEPENDENT AUDITORS

Upon consummation of the Merger and the Sponsors’ obtaining majority control of the Company’s equity interests, we expect that the Company’s existing independent auditors will no longer be deemed independent under applicable SEC rules. In this event, the Company will be required to transition to new independent auditors at such time. There have been no disagreements with the Company’s existing independent auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and to date no decision has been made to make any change in accounting firms. If the Merger is not completed, the Company does not anticipate changing its independent auditors.

CONTRACTUAL OBLIGATIONS

As Adjusted

The following table sets forth our contractual obligations as of March 30, 2012, after giving pro forma effect to the Transactions (in thousands):

	Total	Less than 1 year		2 - 3 years		4 - 5 years		After 5 years
New Senior Notes	$365,000	$		$		$		$365,000
Existing Notes	300,000		—		—		—	300,000
New ABL Facility(1)	67,790		67,790		—		—	—
Interest(2)	414,334		60,334		118,000		118,000	118,000
Operating leases	118,756		26,445		40,780		29,455	22,076
Capital leases	1,299		678		452		168	1
Employment agreements	5,938		5,526		412		—	—
Other(3)	4,497		3,891		336		211	59

Total contractual cash obligations(4)(5)	$1,277,614		$164,664		$159,980		$147,834	$805,136

(1)	We expect to draw an estimated $67.8 million under the New ABL Facility in connection with the closing of the Merger assuming the Merger closed on March 30, 2012. As described under “Description of New ABL Facility—Interest and Fees,” we expect that our New ABL Facility will call for an unused commitment fee of 0.375% or 0.500% depending on the amount drawn, which is excluded from the table. The amount drawn under the New ABL Facility to fund the Merger is subject to change as a result of, among other reasons, a decline in the amount of cash or cash equivalents on the balance sheet at the closing of the Merger from that on March 30, 2012 or exercise of options. See “Description of New ABL Facility.” See also the footnotes to the “Sources and Uses” table.

(2)	Interest includes the increased interest expense with respect to the Existing Notes as a result of the Bond Amendments as well as pro forma interest expense on the new senior notes and on the New ABL Facility, together at an estimated blended rate of approximately 8.2%. Actual interest on the New ABL Facility could vary with changes in LIBOR.

(3)	Other includes deferred compensation and retirement plans totaling $0.6 million payable in equal increments over six years, the fair market value of the earn-out related to the CleanSource acquisition of $3.8 million if targets are reached, and the fair market value of the earn-out related to the NCP acquisition of $0.1 million if targets are reached.

(4)	Trade accounts payable of $96.9 million are excluded from the table but are generally payable within 30 to 60 days. See our audited consolidated financial statements and the notes thereto, which are incorporated by reference herein.

(5)	As of March 30, 2012, we were unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes. As a result, this amount is not included in the table above.

DESCRIPTION OF NEW ABL FACILITY

New ABL Facility

Concurrently with the closing of the Merger, we expect that Interline New Jersey will enter into a new senior secured asset-based revolving credit facility, which we refer to as the New ABL Facility, with a syndicate of lenders. The following is a summary of what are expected to be the principal terms of the New ABL Facility, although these terms are still being negotiated and are subject to change.

General

The New ABL Facility will provide for maximum borrowings of up to $250.0 million from time to time, subject to a borrowing base formula, and includes a letter of credit sub-facility and a swingline sub-limit. The terms of the New ABL Facility will allow Interline New Jersey, subject to certain conditions, to increase the amount of commitments thereunder by an aggregate incremental amount up to $100.0 million. The New ABL Facility will mature on the fifth anniversary of the Closing.

Interest and Fees

Borrowings under the New ABL Facility will bear interest, at the option of Interline New Jersey, at either adjusted LIBOR or at an alternate base rate, in each case plus an applicable margin. It is expected that the applicable margin will be determined by reference to a grid based on excess availability at the closing of the New ABL Facility and, after the delivery of certain financial reports following the first fiscal quarter ending after the closing date, will be adjusted quarterly by reference to a grid based on average availability under the New ABL Facility.

In addition, Interline New Jersey is required to pay each lender a commitment fee at a rate equal to 0.375% per annum, in respect of any unused commitments if the average utilization under the New ABL Facility during the preceding calendar quarter is higher than 50%, and equal to 0.500% if the average utilization under the New ABL Facility during the preceding calendar quarter is equal to or less than 50%.

Prepayments

During any period after the occurrence and continuance of an event of default (and continuing for a certain period of time thereafter), or after availability under the New ABL Facility is less than the greater of (i) $25.0 million or (ii) 10% of the total revolving commitments at such time (and continuing for a certain period of time thereafter), the New ABL Facility will require mandatory prepayments, but not permanent reductions of commitments in amounts equal to 100% of the net cash proceeds from sales of, and casualty and condemnation events relating to, collateral included in the borrowing base.

In addition, Interline New Jersey is required to pay down loans under the New ABL Facility if the total amount of outstanding obligations thereunder exceeds the lesser of the aggregate amount of the revolving commitments thereunder and the applicable borrowing base.

Interline New Jersey may prepay loans (in whole or in part) and permanently reduce commitments under the New ABL Facility at any time in agreed-upon minimum principal amounts, without premium or penalty (except LIBOR breakage costs, if applicable).

Collateral and Guarantors

Borrowings under the New ABL Facility will be guaranteed by us and all of Interline New Jersey’s direct and indirect domestic subsidiaries and will be secured by first-priority liens on substantially all of the assets of Interline New Jersey and the guarantors under the New ABL Facility. Subject to certain conditions (including an acceptable intercreditor agreement) the liens on any fixed assets securing the New ABL Facility (i.e., assets other than the working capital assets) can be subordinated to the extent those fixed assets become the primary collateral for permitted secured term debt and further the holders of the secured term debt will be permitted to have a second lien on working capital assets. In the event that permitted secured term debt has a second lien on the working capital assets, the New ABL Facility collateral will include real property (on a subordinated basis to the lien securing the term debt).

Restrictive Covenants and Other Matters

The New ABL Facility will require that if an event of default exists or if availability is less than the greater of (a) 10% of the commitments or (b) $25.0 million, Interline New Jersey must comply with a minimum fixed charge coverage ratio test and certain other covenants. In addition, the New ABL Facility will include negative covenants that, subject to significant exceptions, limit Interline New Jersey’s ability and the ability of us and our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness, including the notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes, and certain material agreements;

•	enter into agreements limiting subsidiary distributions;

•	engage in certain transactions with affiliates; and

•	alter the business that we conduct.

Each of the above-described limitations will be subject to certain baskets and carve-outs, including, with respect to the limitation on paying dividends, making payments or redeeming or repurchasing capital stock, a carve-out that will permit Interline New Jersey to make such restricted payments to us to permit us to make interest payments due on the new senior notes, provided (i) such restricted payment is permitted under the indenture governing the Existing Notes and (ii) no default or event of default under the New ABL Facility then exists or would result therefrom.

The New ABL Facility will contain certain customary representations and warranties, affirmative covenants and events of default, including among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments, actual or asserted failure of any guaranty or security document supporting the New ABL Facility or any material provision of any other loan document to be in full force and effect, default under other loan documents and change of control. If such an event of default occurs, the lenders under the New ABL Facility will be entitled to take various actions, including the acceleration of amounts due under the New ABL Facility and all actions permitted to be taken by a secured creditor.

Nature of Summary

This summary of the material terms of the New ABL Facility is based on the current draft of the definitive agreement, which is expected to be executed concurrently with the closing of the Merger. The final terms of the New ABL Facility may differ from the terms described above.